Exhibit 99.1
Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
February 6, 2024	Jon Poldan Vice President, Treasurer & Investor Relations 314-985-2349 Jonathan.Poldan@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2024 First Quarter Results

•Net sales for the quarter decreased 6.3% and organic Net sales declined 7.4% versus the prior year in line with the financial outlook.1

•Gross margin for the first quarter was 37.3% and 39.5% as adjusted, a 50 bps improvement over prior year Adjusted Gross margin driven largely by the benefits of Project Momentum.1

•Operating cash flow was $178.1 million with free cash flow exceeding 21% of Net sales, and Debt pay down was $78 million in the first quarter.1

•Increasing the Project Momentum total estimated program savings to $160 million to $180 million, a $30 million increase.

•Reaffirms fiscal year outlook for Net sales, Adjusted Earnings per share and Adjusted EBITDA.1

St. Louis —February 6, 2024—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter ended December 31, 2023.

“Execution against our strategies yielded results in line with our expectations and provides a solid start to the fiscal year,” said Mark LaVigne, Chief Executive Officer. “We improved adjusted gross profit margin and delivered outstanding free cash flow, which has enabled us to meaningfully reduce debt for the sixth consecutive quarter. We continue to evaluate opportunities to further optimize our cost structure and simplify our operations to better leverage our global scale, and today we announced the expansion of Project Momentum and the savings expected under the program. I am confident these initiatives will further strengthen the company and advance our strategic priorities as we return to growth over the balance of the year."

Top-Line Performance

For the quarter, we had Net sales of $716.6 million compared to $765.1 million in the prior year period.

	First Quarter	% Chg
Net sales - FY'23	$765.1
Organic	(56.3)	(7.4)%
Change in Argentina Operations	(0.9)	(0.1)%
Impact of currency	8.7	1.2%
Net sales - FY'24	$716.6	(6.3)%

__________________
1) See Press Release attachments and supplemental schedules for additional information, including the GAAP and Non-GAAP reconciliations.

•Organic Net sales decreased 7.4% primarily due to the following items:

•The battery business experienced volume declines of approximately 7% primarily due to earlier holiday orders compared to the prior year, which benefited the fourth quarter of 2023, and weaker performance at non-tracked channels; and

•Pricing was relatively flat in the period resulting in a net decrease to organic sales of 0.4%.

Gross Margin

Gross margin percentage on a reported basis was 37.3% versus 39.0% in the prior year. Excluding the current year and prior year restructuring costs and current year integration costs, adjusted gross margin was 39.5%, compared to the prior year adjusted gross margin of 39.0%.(1)

First Quarter
Gross margin - FY'23 Reported and Adjusted(1)	39.0%
Project Momentum continuous improvement initiatives	2.0%
Product mix impact	(0.6)%
Product cost impacts	(0.5)%
Pricing	(0.4)%
Gross margin - FY'24 Adjusted(1)	39.5%
Current year impact of restructuring and integration costs	(2.2)%
Gross margin - FY'24 Reported	37.3%

Adjusted Gross margin improvement was largely driven by Project Momentum which delivered savings of approximately $16 million in the quarter. This benefit was partially offset by mix impacts, modestly increased product costs, and to a lesser extent, lower pricing.

Selling, General and Administrative Expense (SG&A)

SG&A, excluding restructuring and acquisition costs was 16.4% of Net sales for the first quarter, or $117.8, compared to 14.9%, or $114.1 in the prior year. The year-over-year increase was primarily driven by higher labor and benefit costs, factoring fees and an environmental expense due to a charge related to a legacy facility that has been sold by the Company. This increase was partially offset by Project Momentum savings of approximately $6 million in the quarter.(1)

Advertising and Promotion Expense (A&P)

A&P expense decreased $6.4 million for the first fiscal quarter, or 6.6% of net sales, compared to 7.0% in the prior year.

Earnings Per Share and Adjusted EBITDA	First Quarter
(In millions, except per share data)	2024	2023
Net earnings	$1.9	$49.0
Diluted net earnings per common share	$0.03	$0.68

Adjusted net earnings(1)	$42.5	$51.8
Adjusted diluted net earnings per common share(1)	$0.59	$0.72
Adjusted EBITDA(1)	$132.9	$145.6

Currency neutral Adjusted diluted net earnings per common share(1)	$0.53
Currency neutral Adjusted EBITDA(1)	$127.3

Net earnings and Earnings per share were negatively impacted by currency exchanges losses of $21.0 in Argentina due to economic reform. Net earnings, Earnings per share, Adjusted Earnings per share and Adjusted EBITDA for the quarter were all impacted by the decrease in organic Net sales as well as higher SG&A spend. These declines were partially offset by savings from Project Momentum initiatives, decreased A&P spending and favorable currency.

Free cash flow and Capital allocation

•Operating cash flow for the first quarter was $178.1 million, and free cash flow was $152.6 million, or 21.3% of Net sales.

•The Company acquired battery manufacturing equipment, raw materials and a leased facility in Belgium for $11.6 providing the Company with a manufacturing location in Europe which we expect to enhance our international production footprint and contribute to future increased Project Momentum savings.

•Dividend payments in the quarter were approximately $23, or $0.30 per common share.

•Long-term debt pay down in the first quarter was approximately $78 million. Net debt to Adjusted EBITDA was 5.3 times as of December 31, 2023. Subsequent to the quarter, the Company has paid down an additional $58 million of long-term debt.

Financial Outlook and Assumptions for Fiscal Year 2024(1)

Our first quarter results were in line with our original guidance of organic revenue down 6% to 8% and Adjusted earnings per share within the range of $0.50 to $0.60.

For fiscal 2024, we continue to expect organic revenue to be flat to down low single digits. We also expect Adjusted EBITDA to be in the range of $600 million to $620 million and Adjusted earnings per share to be in the range of $3.10 to $3.30. In the second quarter we expect organic revenue to be down 2% to 3% and Adjusted earnings per share within the range of $0.65 to $0.70.

Project Momentum savings were previously expected to be in the range of $130 to $150 million over the program timeline. We are now expecting those savings to be in the range of $160 to $180 million over the life of the program. Cash costs to achieve these savings over this same period are now expected to be $140 to $150 million. For fiscal year 2024 savings are expected to be in the range of $55 to $65 million with one-time cash costs to achieve between $60 to $70 million.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on first fiscal quarter earnings and recent trends in the business. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://app.webinar.net/MnZGLegXax0

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "will," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•Global economic and financial market conditions beyond our control might materially and negatively impact us.
•Competition in our product categories might hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.
•Changes in the retail environment and consumer preferences could adversely affect our business, financial condition and results of operations.

•We must successfully manage the demand, supply, and operational challenges brought on by any disease outbreak, including epidemics, pandemics, or similar widespread public health concerns.
•Loss or impairment of the reputation of our Company or our leading brands or failure of our marketing plans could have an adverse effect on our business.
•Loss of any of our principal customers could significantly decrease our sales and profitability.
•Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits.
•We are subject to risks related to our international operations, including currency fluctuations, which could adversely affect our results of operations.
•If we fail to protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.
•Changes in production costs, including raw material prices and transportation costs, from inflation or otherwise, have adversely affected, and in the future could erode, our profit margins and negatively impact operating results.
•Our reliance on certain significant suppliers subjects us to numerous risks, including possible interruptions in supply, which could adversely affect our business.
•Our business is vulnerable to the availability of raw materials, our ability to forecast customer demand and our ability to manage production capacity.
•The manufacturing facilities, supply channels or other business operations of the Company and our suppliers may be subject to disruption from events beyond our control.
•The Company's future results may be affected by its operational execution, including its ability to achieve cost savings as a result of any current or future restructuring events.
•If our goodwill and indefinite-lived intangible assets become impaired, we will be required to record impairment charges, which may be significant.
•A failure of a key information technology system could adversely impact our ability to conduct business.
•We rely significantly on information technology and any inadequacy, interruption, theft or loss of data, malicious attack, integration failure, failure to maintain the security, confidentiality or privacy of sensitive data residing on our systems or other security failure of that technology could harm our ability to effectively operate our business and damage the reputation of our brands.
•We have significant debt obligations that could adversely affect our business and our ability to meet our obligations.
•If we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties, dilution, and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
•Our business involves the potential for product liability claims, labeling claims, commercial claims and other legal claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.
•Our business is subject to increasing government regulations in both the U.S. and abroad that could impose material costs.
•Increased focus by governmental and non-governmental organizations, customers, consumers and shareholders on environmental, social and governance (ESG) issues, including those related to sustainability and climate change, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.
•We are subject to environmental laws and regulations that may expose us to significant liabilities and have a material adverse effect on our results of operations and financial condition.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 14, 2023.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarters Ended December 31,
	2023	2022
Net sales	$716.6	$765.1
Cost of products sold (1)	449.6	466.8
Gross profit	267.0	298.3
Selling, general and administrative expense (1)	128.1	120.4
Advertising and sales promotion expense	47.0	53.4
Research and development expense	7.8	7.6
Amortization of intangible assets	14.5	16.0
Interest expense	40.7	42.9
Loss/(gain) on extinguishment of debt (2)	0.5	(2.9)
Other items, net (1) (3)	19.0	(1.4)
Earnings before income taxes	9.4	62.3
Income tax provision	7.5	13.3
Net earnings	$1.9	$49.0

Basic net earnings per common share	$0.03	$0.69
Diluted net earnings per common share	$0.03	$0.68

Weighted average shares of common stock - Basic	71.7	71.4
Weighted average shares of common stock - Diluted	72.6	72.2

(1) See the attached Supplemental Schedules - Non-GAAP Reconciliations, which break out the Project Momentum restructuring and related costs and acquisition and integration costs included within these lines.

(2) The Loss on extinguishment of debt for the quarter ended December 31, 2023 relates to the early repayment of term loan. The Gain on the extinguishment of debt for the quarter ended December 31, 2022 relates to the repurchase of outstanding Senior Notes at a discount and repayment of term loan.

(3) During December 2023, a new president was inaugurated in Argentina bringing significant economic reform to the country including devaluing the Argentine Peso by 50% in the month of December (the "December 2023 Argentina Economic Reform"). As a result of this reform and devaluation, the Company recorded $21.0 million of exchange losses within Other items, net for the three months ended December 31, 2023.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	December 31, 2023	September 30, 2023
Current assets
Cash and cash equivalents	$241.7	$223.3
Trade receivables	376.4	511.6
Inventories	640.6	649.7
Other current assets	212.3	172.0
Total current assets	$1,471.0	$1,556.6
Property, plant and equipment, net	384.3	363.7
Operating lease assets	96.5	98.4
Goodwill	1,023.7	1,016.2
Other intangible assets, net	1,224.4	1,237.7
Deferred tax assets	92.2	88.4
Other assets	131.8	148.6
Total assets	$4,423.9	$4,509.6

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$12.0	$12.0
Current portion of finance leases	0.9	0.3
Notes payable	2.2	8.2
Accounts payable	374.6	370.8
Current operating lease liabilities	17.3	17.3
Other current liabilities	317.4	325.6
Total current liabilities	$724.4	$734.2
Long-term debt	3,303.3	3,332.1
Operating lease liabilities	81.9	84.7
Deferred tax liabilities	10.5	12.4
Other liabilities	133.2	135.5
Total liabilities	$4,253.3	$4,298.9
Shareholders' equity
Common stock	0.8	0.8
Additional paid-in capital	718.5	750.5
Retained losses	(164.3)	(164.8)
Treasury stock	(225.1)	(238.1)
Accumulated other comprehensive loss	(159.3)	(137.7)
Total shareholders' equity	$170.6	$210.7
Total liabilities and shareholders' equity	$4,423.9	$4,509.6

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Three Months Ended December 31,
	2023	2022
Cash Flow from Operating Activities
Net earnings	$1.9	$49.0
Non-cash integration and restructuring charges	2.4	—
Depreciation and amortization	30.0	32.1
Deferred income taxes	1.1	0.9
Share-based compensation expense	6.3	4.6
Loss/(gain) on extinguishment of debt	0.5	(2.9)
Exchange loss/(gain) included in income	23.7	(1.0)
Non-cash items included in income, net	6.3	4.4
Other, net	2.3	0.8
Changes in current assets and liabilities used in operations	103.6	73.1
Net cash from operating activities	178.1	161.0

Cash Flow from Investing Activities
Capital expenditures	(25.5)	(9.5)
Proceeds from sale of assets	—	0.7
Acquisitions, net of cash acquired	(11.6)	—
Net cash used by investing activities	(37.1)	(8.8)

Cash Flow from Financing Activities
Payments on debt with maturities greater than 90 days	(78.2)	(49.8)
Net decrease in debt with original maturities of 90 days or less	(5.2)	(5.9)
Dividends paid on common stock	(22.7)	(21.8)
Taxes paid for withheld share-based payments	(4.7)	(1.9)
Net cash used by financing activities	(110.8)	(79.4)

Effect of exchange rate changes on cash	(11.8)	2.2

Net increase in cash, cash equivalents, and restricted cash	18.4	75.0
Cash, cash equivalents, and restricted cash, beginning of period	223.3	205.3
Cash, cash equivalents, and restricted cash, end of period	$241.7	$280.3

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter Ended December 31, 2023
The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period, and are used for management incentive compensation. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as restructuring and related costs, acquisition and integration costs, the loss/(gain) on extinguishment of debt and the December 2023 Argentina Economic Reform. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations as well as other Company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in methods and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, amortization expense, interest expense, loss/(gain) on extinguishment of debt, other items, net, restructuring and related costs and acquisition and integration costs have all been excluded from segment profit.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Common Share (EPS). These measures exclude the impact of restructuring and related costs, the costs related to acquisition and integration, the loss/(gain) on extinguishment of debt and the December 2023 Argentina Economic Reform.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of restructuring and related costs, acquisition and integration costs, the loss/(gain) on extinguishment of debt and the December 2023 Argentina Economic Reform, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the change in Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of Currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The Impact of Currency is the change in foreign currency exchange rates year-over-year on reported results, which is calculated by comparing the value of current year foreign operations at the current period USD exchange rate versus the value of current year foreign operations at the prior period USD exchange rate. The impact of currency also includes gains/(losses) of currency hedging programs, and it excludes hyper-inflationary markets.
Adjusted Comparisons. Detail for Adjusted Gross profit, Adjusted Gross margin, Adjusted SG&A and Adjusted SG&A as percent of Net sales and Adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of restructuring and related costs, acquisition and integration costs and the December 2023 Argentina Economic Reform.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest, the loss/(gain) on extinguishment of debt, and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to restructuring, acquisition and integration costs, the settlement loss on US pension annuity buy out, the December 2023 Argentina Economic Reform and share based payments.

Free Cash Flow. Free cash flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales.

Net Debt. Net debt is defined as total Company debt, less cash and cash equivalents.

Currency-neutral. Currency-neutral excludes the Impact of currency as defined above on key measures. Hyper inflationary markets are excluded from this calculation.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information
For the Quarter Ended December 31, 2023
(In millions - Unaudited)

Operations for Energizer are managed via two product segments: Batteries & Lights and Auto Care. Energizer’s operating model includes a combination of standalone and shared business functions between the product segments, varying by country and region of the world. Shared functions include the sales and marketing functions, as well as human resources, IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and may not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before income taxes for the quarters ended December 31, 2023 and 2022 are presented below:

	Quarters Ended December 31,
	2023	2022
Net Sales
Batteries & Lights	$617.8	$671.6
Auto Care	98.8	93.5
Total Net Sales	$716.6	$765.1
Segment Profit
Batteries & Lights	132.4	138.3
Auto Care	6.9	10.6
Total segment profit	$139.3	$148.9
General corporate and other expenses (1)	(29.2)	(25.4)
Amortization of intangible assets	(14.5)	(16.0)
Restructuring and related costs (2)	(22.4)	(6.6)
Acquisition and integration costs (2)	(2.6)	—
Interest expense	(40.7)	(42.9)
(Loss)/gain on extinguishment of debt	(0.5)	2.9
December 2023 Argentina Economic Reform (3)	(21.0)	—
Other items, net - Adjusted (4)	1.0	1.4
Total earnings before income taxes	$9.4	$62.3
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for the line items where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(3) During December 2023, a new president was inaugurated in Argentina bringing significant economic reform to the country including devaluing the Argentine Peso by 50% in the month of December. As a result of this reform and devaluation, the Company recorded $21.0 million of exchange losses in Other items, net on the Consolidated (Condensed) Statement of Earnings.
(4) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.

Supplemental segment information is presented below for depreciation and amortization:

	Quarters Ended December 31,
Depreciation and amortization	2023	2022
Batteries & Lights	$13.0	$13.4
Auto Care	2.5	2.7
Total segment depreciation and amortization	$15.5	$16.1
Amortization of intangible assets	14.5	16.0
Total depreciation and amortization	$30.0	$32.1

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter Ended December 31, 2023
(In millions, except for per share data- Unaudited)

	For the Quarters Ended December 31,
	2023	2022
Net earnings	$1.9	$49.0
Pre-tax adjustments
Restructuring and related costs (1)	22.4	6.6
Acquisition and integration (1)	2.6	—
Loss/(gain) on extinguishment of debt	0.5	(2.9)
December 2023 Argentina Economic Reform (2)	21.0	—
Total adjustments, pre-tax	$46.5	$3.7
Total adjustments, after tax	$40.6	$2.8
Adjusted Net earnings (3)	$42.5	$51.8

Diluted net earnings per common share	$0.03	$0.68
Adjustments (per common share)
Restructuring and related costs	0.23	0.07
Acquisition and integration	0.03	—
Loss/(gain) on extinguishment of debt	0.01	(0.03)
December 2023 Argentina Economic Reform (2)	0.29	—
Adjusted Diluted net earnings per diluted common share	$0.59	$0.72
Weighted average shares of common stock - Diluted	72.6	72.2

(1) See Supplemental Schedules - Non-GAAP Reconciliations for the line items where these costs are recorded on the Consolidated (Condensed) Statement of Earnings.

(2) During December 2023, a new president was inaugurated in Argentina bringing significant economic reform to the country including devaluing the Argentine Peso by 50% in the month of December. As a result of this reform and devaluation, the Company recorded $21.0 million of exchange losses in Other items, net on the Consolidated (Condensed) Statement of Earnings.

(3) The effective tax rate for the Adjusted Net earnings and Adjusted Diluted EPS for the quarters ended December 31, 2023 and 2022 was 24.0% and 21.5%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.

Energizer Holdings, Inc.
Supplemental Schedules - Currency Neutral Results
For the Quarter Ended December 31, 2023
(In millions, except per share data - Unaudited)

	For the Quarter Ended			Prior Quarter Ended
	December 31, 2023				% Change	% Change
	As Reported	Impact of Currency(1)	Currency Neutral	December 31, 2022	As Reported Basis	Currency Neutral Basis
As Reported under GAAP
Diluted net earnings per common share	$0.03	$0.06	$(0.03)	$0.68	NM(3)	NM(3)
Net earnings	$1.9	$4.2	$(2.3)	$49.0	NM(3)	NM(3)

As Adjusted (non-GAAP)(2)
Adjusted diluted net earnings per common share	$0.59	$0.06	$0.53	$0.72	(18.1)%	(26.4)%
Adjusted EBITDA	$132.9	$5.6	$127.3	$145.6	(8.7)%	(12.6)%

(1) The Impact of Currency is the change in foreign currency exchange rates year-over-year on reported results, which is calculated by comparing the value of current year foreign operations at the current period USD exchange rate versus the value of current year foreign operations at the prior period USD exchange rate. The impact of currency also includes gains/(losses) of currency hedging programs, and it excludes hyper-inflationary markets.

(2) See supplemental schedules - Non-GAAP Reconciliations for full reconciliations of the Company's non-GAAP adjusted amounts.

(3) These percentage calculations are not meaningful.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales and Profit
For the Quarter Ended December 31, 2023
(In millions - Unaudited)

Net sales	Q1'24	% Chg
Batteries & Lights
Net sales - prior year	$671.6
Organic	(60.8)	(9.1)%
Change in Argentina Operations	(0.7)	(0.1)%
Impact of currency	7.7	1.2%
Net sales - current year	$617.8	(8.0)%

Auto Care
Net sales - prior year	$93.5
Organic	4.5	4.8%
Change in Argentina Operations	(0.2)	(0.2)%
Impact of currency	1.0	1.1%
Net sales - current year	$98.8	5.7%

Total Net Sales
Net sales - prior year	$765.1
Organic	(56.3)	(7.4)%
Change in Argentina Operations	(0.9)	(0.1)%
Impact of currency	8.7	1.2%
Net sales - current year	$716.6	(6.3)%

Segment profit	Q1'24	% Chg
Batteries & Lights
Segment profit - prior year	$138.3
Organic	(6.8)	(4.9)%
Change in Argentina Operations	1.0	0.7%
Impact of currency	(0.1)	(0.1)%
Segment profit - current year	$132.4	(4.3)%

Auto Care
Segment profit - prior year	$10.6
Organic	(4.6)	(43.4)%
Change in Argentina Operations	—	—%
Impact of currency	0.9	8.5%
Segment profit - current year	$6.9	(34.9)%

Total Segment Profit
Segment profit - prior year	$148.9
Organic	(11.4)	(7.7)%
Change in Argentina Operations	1.0	0.7%
Impact of currency	0.8	0.6%
Segment profit - current year	$139.3	(6.4)%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter Ended December 31, 2023
(In millions - Unaudited)

Gross profit	Q1'24	Q1'23
Net sales	$716.6	$765.1
Reported Cost of products sold	449.6	466.8
Gross profit	$267.0	$298.3
Gross margin	37.3%	39.0%
Adjustments
Restructuring and related costs	12.8	0.3
Acquisition and integration costs	2.9	—
Cost of products sold - adjusted	433.9	466.5
Adjusted Gross profit	$282.7	$298.6
Adjusted Gross margin	39.5%	39.0%

SG&A	Q1'24	Q1'23
Reported SG&A	$128.1	$120.4
Reported SG&A % of Net sales	17.9%	15.7%
Adjustments
Restructuring and related costs	9.6	6.3
Acquisition and integration costs	0.7	—
SG&A Adjusted - subtotal	$117.8	$114.1
SG&A Adjusted % of Net sales	16.4%	14.9%

Other items, net	Q1'24	Q1'23
Interest income	$(5.6)	$(0.2)
Foreign currency exchange loss/(gain)	2.7	(1.0)
Pension cost other than service costs	1.0	0.7
Other	0.9	(0.9)
Other items, net - Adjusted	$(1.0)	$(1.4)
Acquisition and integration - TSA income	(1.0)	—
December 2023 Argentina Economic Reform	21.0	—
Total Other items, net	$19.0	$(1.4)

Restructuring and related costs	Q1'24	Q1'23
Cost of products sold	$12.8	$0.3
SG&A - Restructuring costs	5.7	6.3
SG&A - IT Enablement	3.9	—
Total Restructuring and related costs	$22.4	$6.6

Acquisition and integration	Q1'24	Q1'23
Cost of products sold	$2.9	$—
SG&A	0.7	—
Other items, net	(1.0)	—
Total Acquisition and integration related items	$2.6	$—

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter Ended December 31, 2023
(In millions - Unaudited)

	Q1'24	Q4'23	Q3'23	Q2'23	LTM 12/31/23 (1)	Q1'23
Net earnings	$1.9	$19.7	$31.8	$40.0	$93.4	$49.0
Income tax provision	7.5	2.9	8.6	10.4	29.4	13.3
Earnings before income taxes	9.4	22.6	40.4	50.4	122.8	62.3
Interest expense	40.7	41.6	42.2	42.0	166.5	42.9
Loss/(gain) on extinguishment of debt	0.5	0.2	0.3	0.9	1.9	(2.9)
Depreciation & Amortization	30.0	29.7	30.5	30.4	120.6	32.1
EBITDA	$80.6	$94.1	$113.4	$123.7	$411.8	$134.4
Adjustments:
Restructuring and related costs	22.4	36.5	9.1	7.5	75.5	6.6
Acquisition and integration costs	2.6	—	—	—	2.6	—
Settlement loss on US pension annuity buy out	—	50.2	—	—	50.2	—
December 2023 Argentina Economic Reform	21.0	—	—	—	21.0	—
Share-based payments	6.3	4.6	4.3	8.3	23.5	4.6
Adjusted EBITDA	$132.9	$185.4	$126.8	$139.5	$584.6	$145.6
(1) LTM defined as the latest 12 months for the period ending December 31, 2023.

	For the Quarters Ended December 31,
Free cash flow	2023	2022
Net cash from operating activities	$178.1	$161.0
Capital expenditures	(25.5)	(9.5)
Proceeds from sale of assets	—	0.7
Free cash flow	$152.6	$152.2

Net debt	12/31/2023	9/30/2023
Current maturities of long-term debt	$12.0	$12.0
Current portion of finance leases	0.9	0.3
Notes payable	2.2	8.2
Long-term debt	3,303.3	3,332.1
Total debt per the balance sheet	$3,318.4	$3,352.6
Cash and cash equivalents	241.7	223.3
Net debt	$3,076.7	$3,129.3

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
FY 2024 Outlook
(In millions - Unaudited)

Fiscal 2024 Outlook Reconciliation - Adjusted earnings and Adjusted diluted net earnings per common share (EPS)
	Fiscal Q2 2024 Outlook						Fiscal Year 2024 Outlook
(in millions, except per share data)	Adjusted Net earnings			Adjusted EPS			Adjusted Net earnings			Adjusted EPS
Fiscal 2024 - GAAP Outlook	$26	to	$38	$0.36	to	$0.52	$141	to	$167	$1.93	to	$2.29
Impacts:
Restructuring and related costs	17	to	13	0.24	to	0.18	57	to	50	0.78	to	0.68
Acquisition and integration costs	1	to	—	0.01	to	—	3	to	2	0.04	to	0.03
December 2023 Argentina Economic Reform	2	to	—	0.03	to	—	23	to	21	0.32	to	0.29
Loss on extinguishment of debt	1	to	—	0.01	to	—	2	to	1	0.03	to	0.01
Fiscal 2024 - Adjusted Outlook	$47	to	$51	$0.65	to	$0.70	$226	to	$241	$3.10	to	$3.30

Fiscal 2024 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings	$141	to	$167
Income tax provision	34	to	64
Earnings before income taxes	$175	to	$231
Interest expense	163	to	156
Loss on extinguishment of debt	2	to	1
Amortization	60	to	55
Depreciation	70	to	65
EBITDA	$470	to	$508

Adjustments:
Restructuring and related costs	75	to	65
Acquisition and integration costs	4	to	3
December 2023 Argentina Economic Reform	23	to	21
Share-based payments	28	to	23
Adjusted EBITDA	$600	to	$620